[COMMERCE BANK LOGO OMITTED]

                                          Contact:  Jason S. Kirsch, APR
                                                    Public Relations Manager
                                                    (717) 612-3537
                                                    jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE


                  Commerce Bank Announces Five-Year Growth Plan

           Bank sets goal of 55 stores, $4 billion in deposits by 2010

EAST PENNSBORO TOWNSHIP, PA (July 12, 2005) -- Commerce Bank/Harrisburg, NA, the sole banking subsidiary of Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), today announced a five-year growth plan to more than double its branch network to as many as 55 stores and increase its deposits to more than $4 billion by 2010.

Commerce Bank/Harrisburg currently has 25 stores in five Pennsylvania counties and plans to expand its network to 28 offices by year-end, with openings in North Cornwall Township in Lebanon County, and Wyomissing Borough and Cumru Township in Berks County. Thereafter, the bank plans to open four to six new stores in each of the next five years. Like all Commerce offices, the stores will offer seven-day branch banking and free checking, along with other amenities like Commerce's free interactive Penny Arcade coin-counting machine.

"As we look ahead, we will adhere to the retail model that has driven our growth and success for the past 20 years," said Chairman, President and CEO Gary L. Nalbandian. "We will keep working relentlessly to deliver an unsurpassed service experience. We will continue to pioneer new ways to make banking even more convenient. We've never considered ourselves a conventional bank, and we aim to prove that to the people and organizations we serve every day.

"We are tremendously excited about our plans for growth. In the coming years, we expect to further fill in areas between existing stores and expand our footprint into neighboring counties and regions. The next new area for us will be Lancaster beginning in 2006."

A Commerce Bank retail store generally requires as many as 20 full- and part-time employees. In conjunction with the bank's growth plans, other new hires will include lending officers and operations personnel. Commerce currently employs more than 740 people throughout Central Pennsylvania and Berks County.

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PAGE 2 - Commerce Bank Announces Five-Year Growth Plan


To accommodate the bank's growth, a new headquarters, operations and training center, "Commerce Center," is under construction at the TecPort Business Center in Swatara Township, Dauphin County. When completed, the 56,000 square foot, two-story facility will house operations and support services departments including the bank's 24/7 live customer service call center. The building also will house consumer, commercial and mortgage lending operations for the bank's East Shore and West Shore regions in Harrisburg. Additionally, it will be home to Commerce University, the bank's in-house training and education program, which offers more than 50 courses and last year topped 2,900 enrollees.

Pennsylvania Commerce Bancorp's performance is marked by rapid growth, increasing profitability and excellent financial returns to shareholders. Over the last five years, assets, deposits and loans have grown on average 28%, 27% and 23% respectively. Total revenues, net income and net income per share have increased 26%, 23% and 18% respectively.

Commerce Bank/Harrisburg, "America's Most Convenient Bank," opened its first office in Camp Hill, PA, in June of 1985. In the 20 years since, the bank has cultivated a unique retail model that has produced continuous strong growth. The bank has doubled its number of branches in Pennsylvania in recent years, growing a network of 25 stores in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce's hallmark products and services include seven-day branch banking, totally free checking, no-fee instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, free online banking and 24/7 Bank-by-Phone.

In addition to retail banking, Commerce offers a diverse portfolio of commercial banking services including installment and term loans, commercial mortgages, commercial leasing and lines of credit, and cash management services.

Commerce Bank/Harrisburg currently has assets of $1.4 billion. For more information about Commerce Bank/Harrisburg, visit the bank's web site at commercepc.com.

                                      # # #

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on these statements. The Company undertakes no obligation to publicly release or update any of these statements.

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